Exhibit 2

JAPANESE GAAP
Consolidated Financial Statements

(TRANSLATION)
November 5, 2002

Condensed Statements of Consolidated Interim Financial Results
for the Six Months Ended September 30, 2002

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Ehime, Tokyo

Inquiries:	Hitoshi Higaki, Managing Director, General Manager of Corporate Planning Department (Tel: 81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of the Interim Results:	November 5, 2002

Application of GAAP:	Japanese GAAP

JAPANESE GAAP
Consolidated Financial Statements

1. Summary of the Consolidated Interim Financial Results

Note: All amounts in these financial statements are rounded down to the nearest unit

(1)	Consolidated Interim Operating Results

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenue	¥17,439	11.0%	¥21,517	23.4%	¥36,515	13.7%

Operating income	4,185	(0.4)	4,916	17.5	9,613	2.5

Ordinary income	3,837	(5.4)	4,850	26.4	9,256	1.8

Net income	1,942	(17.0)	2,519	29.7	4,817	(6.5)

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

Net Income Per Share:

Basic	¥59.19	¥38.86	¥146.13

Diluted	59.15	38.86	146.12

Note:	-1-	The net losses from affiliates under the equity method for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 under the equity method are ¥32 million and ¥45 million and ¥60 million, respectively.

	-2-	Weighted-average outstanding shares for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are 32,815,655 shares, 64,853,411 shares and 32,967,150 shares, respectively.

	-3-	On May 21, 2002, NISSIN completed a two-for-one stock split.

	-4-	Changes in accounting policy: Yes

	-5-	The percentages indicated by operating revenue, operating income, ordinary income and net income represent the rate of increase (decrease) from the corresponding period of the previous year.

(2)  Consolidated Interim Financial Position

	September 30,		March 31,

	2001	2002	2002

	(in millions excerpt percentages and per share data)
Total assets	¥167,065	¥191,776	¥177,834

Shareholders’ equity	40,953	43,907	43,191

Ratio of shareholders’ equity to total assets (%)	24.5%	22.9%	24.3%

Shareholders’ equity per share (Yen)	1,236.60	678.52	1,310.62

Note:	-1-	Issued common stock at September 30, 2001, September 30, 2002 and March 31, 2002 are 33,117,603 shares, 64,710,002 shares and 32,955,278 shares, respectively.

	-2-	On May 21, 2002, NISSIN completed a two-for-one stock split.

JAPANESE GAAP
Consolidated Financial Statements

(3)  Consolidated Interim Cash Flow

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	(in millions)
Net cash used in operating activities	¥(10,803)	¥(9,408)	¥(20,396)

Net cash (used in ) provided by investing activities	(889)	(793)	287

Net cash provided by financing activities	4,096	10,649	11,384

Cash and cash equivalents at end of period	18,245	17,564	17,116

(4)  Scope of Consolidation and Application of the Equity Method

Consolidated subsidiaries:	5 companies

Non-consolidated subsidiaries accounted for under the equity method:	No company

Affiliates accounted for under the equity method:	3 companies

(5)  Change in Scope of Consolidation and Application of the Equity Method

Consolidated Subsidiaries (addition):	No company

Consolidated Subsidiaries (exclusion):	No company

Affiliates accounted for under the equity method (addition):	1 company

Affiliates accounted for under the equity method (exclusion):	No company

2.	Consolidated Forecasts for the Fiscal Year Ending March 31, 2003

Year Ended March 31, 2003

(in millions)
Operating revenue	¥44,630

Ordinary income	10,452

Net income	5,741

Note: Net income per share for the fiscal year ending March 31, 2003 is forecasted to be ¥88.53.

Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see page 6 of Supplemental Materials.

JAPANESE GAAP
Consolidated Financial Statements

SUPPLEMENTARY MATERIALS

1.  STATE OF THE NISSIN GROUP

During the current consolidated accounting period, our corporate group (collectively the “Company”) comprised NISSIN CO., LTD. (“NISSIN”), its five subsidiaries and three equity-method affiliates, and provided general financial services as its primary business. Information about the members of the group is given below:

Classification	Name of company	Business	Note

	NISSIN CO., LTD.	Loans to general consumers and business owners	—

	Webcashing.com Co., Ltd.	Advertisements and publicity of various loans on the Internet	Consolidated subsidiary
General financial services
	Ascot Co., Ltd.	Acquiring customers for various loans and credit cards on the Internet
Equity-method affiliates
	Swan Credit Co., Ltd.	Unsecured loans to medium and small-sized businesses

	Future Create Inc.	Consulting and interior reforming services	Consolidated subsidiary
Business support services
	BB Net Corp.	Comprehensive business support services, including provision of raw materials	Equity-method affiliate

Credit management and factoring	Nissin Servicer Co., Ltd.	Credit management and servicing business (servicer business)

Comprehensive matrimonial agency business	Big Apple Co., Ltd.	Comprehensive matrimonial agency services	Consolidated subsidiaries

Others	Shiq Consulting Co., Ltd.	Financial consulting services

(Notes)	1.	The shares of BB Net Corp., which newly became our equity-method affiliate on deemed acquisition date of April 1, 2002, were included in NASDAQ Japan on September 10, 2002.

	2.	In October 2002, we acquired 25% of the shares of Shinsei Business Finance Co., Ltd., a subsidiary of Shinsei Bank, Limited, to launch a joint venture for small business owner financing. As a result, Shinsei Business Finance Co., Ltd. has become our equity-method affiliate.

	3.	In November 2002, through an equity exchange transaction, Webcashing.com Co., Ltd. became a wholly-owned subsidiary of i-cf, Inc. (TSE Mothers Code: 4797), which became our equity-method affiliate as a result of this transaction.

2.	MANAGEMENT POLICY

(1)	BASIC POLICY FOR BUSINESS MANAGEMENT

At NISSIN CO., LTD., we abide by the three corporate principles of enterprise, friendship and trust. Based on the managerial creed of respect for human life and dignity, and assuming an honest and transparent business management attitude, we are always endeavoring to make progress by adjusting quickly to changes in the business climate, and seeking to grow and develop together with stakeholders—shareholders, customers, clients and employees.

The Company recognizes that it is important to cope with the financing difficulties facing small businesses against the background of the recent depressed economic environment; solve the multiple consumer loan problems resulting from intensifying competition in the consumer credit market, thereby to increase the significance of NISSIN’s existence in society; and improve our corporate value and shareholder value. Based on this recognition, we pursue a medium-term management vision of becoming a new nonbank financial institution that offers financial solutions by providing innovative services and creating a new market. In accordance with this vision, we provide total financial solutions and support small businesses that build the foundation of the Japanese economy, through the development and expansion of new credit-extending businesses by making the most of the trust and the know-how that we have earned since our inception—particularly in the area of credit facility for small-sized firms. We are determined to conduct a business that earns our customers’ faith and approval through the expansion of “Wide loans” to meet the needs of customers who wish to consolidate loans. The “Wide loan” service is a service that we offer to fulfill our responsibility as a lender and be accountable to our customers.

(2)	BASIC POLICY FOR PROFIT-DISTRIBUTION

Our basic policy for profit-distribution dictates that we distribute profits we earn to shareholders positively and continuously with due consideration to economic and financial situations, trends in our industry, and business performance of our group. We will continue to pay dividends to meet the dividend pay out ratio of around 15%.

During the current consolidated accounting year, we plan to pay an interim dividend of ¥6.50 per share in accordance with the aforementioned profit-distribution policy. We will also be able to declare a year-end dividend of ¥6.50 per share and an annual dividend of ¥13 per share.

We will use our internal reserve fund for our loan business and, in addition, appropriate it for carrying out measures to strengthen our corporate structure, including expansion of our marketing network and investment in venture businesses that are expected to produce synergy effects for our main business.

In order to enhance our shareholder value through improvement in capital efficiency, we also acquired 1.4 million of our own shares of common stock (1.6 million shares after stock split) by the closing of the 43rd Ordinary General Meeting of Shareholders held in June 2002. At this general meeting, a resolution was adopted to newly acquire up to 3 million shares of the common stock.

In another important development during the current consolidated accounting year, our stock option system, which hitherto was available only to officers and executives of our group, was expanded to cover regular employees and temporary staffers. The aim is to bolster the morale and involvement of all the employees in our group toward performance improvements, thereby connecting internal profits more closely with shareholders’ profits. In so doing, we work to maximize our corporate value and shareholder value.

(3)	ATTITUDES AND POLICIES CONCERNING REDUCTION IN THE INVESTMENT UNIT

Recognizing that improving the liquidity of our stock is an important task, we split one share into three on May 21, 2001 and in addition, further split one share into two on May 21, 2002. As a result, the total number of our issued stocks increased from 10,909,338 shares on March 31, 2001 to 64,710,002 shares, and the trading volume of our shares rose steeply.

We will continue to reduce the investment unit in a positive manner after careful examination of the trends in our business performance and our stock price.

(4)	MANAGEMENT INDEX TARGETS

In an effort to efficiently manage shareholders’ equity, reinforce our financial structure and achieve steady and continuous profit growth, we place emphasis on the ratio of net income to shareholders’ equity, the shareholders’ equity ratio and the net income per share which we call management indexes. The targets for these indexes are set as follows:

Ratio of net income to shareholders’ equity:	15%

Shareholder’s equity ratio:	25%

Net income per share:	¥90

(5)	MEDIUM- AND LONG-TERM BUSINESS STRATEGIES

The Company’s medium-term business strategy is to grow from a comprehensive financial enterprise to a financing-centered comprehensive information enterprise in order to realize our basic management policy and medium-term management vision of becoming a new nonbank financial institution that offers financial solutions by providing innovative services and creating new markets. By becoming such an enterprise, we will cultivate new markets, distinguish ourselves from our competitors, and strengthen and expand our business foundation.

As a specific strategy in the field of services for business owners, we will promote alliances with business enterprises in different industries and thereby integrate the business know-how and customer bases of our partners’ and our group enterprises’ with those of the NISSIN’s. In so doing, we will focus our efforts not only on the existing financing business but also on leasing, credit guarantee, purchasing support, and commercial transaction guarantees as a lubricant in the B-to-B market. By tapping potential markets, we will provide services that support corporate users.

In the area of consumer loan services, we will expand our marketing channel for Wide loans by promoting alliances with other consumer loan companies in order to enhance the convenience of our services and our other means to attract customers. Moreover, we will reinforce financing-related business operations on the Internet.

(6)	CHALLENGES FACING NISSIN

Due to the net effects of the prolonged business depression, there has been a rapid increase in personal bankruptcies and corporate failures. At NISSIN, we recognize that it is an urgent task to further reinforce our credit risk management. By pursuing a strategy of seeking partnership as mentioned in the “Medium- and Long-Term Business Strategies” section above, we will differentiate ourselves from our competitors and meet the financial needs of customers in various areas of our business. In this way, we will achieve reductions in bad loan-related costs and improve asset (loan) quality.

We will tackle the following challenges that need company-wide efforts: 1) increasing earning power and growth potential; 2) improving values of our offerings and services; and 3) strengthening our corporate organization. We are determined to meet these challenges with a set of individual measures, including carrying out a strategy of pursuing alliances, enhancing the productivity of our existing business operations, reinforcing our credit-analysis skills, and improving our fund-raising capacity.

(7)	MEASURES FOR IMPROVEMENTS IN THE MANAGEMENT AND ADMINISTRATIVE ORGANIZATION

In order to improve our management and administrative organization, we have carried out the following measures:

1)	Shortened term of the office for directors:

With the aim of meeting the rapid changes in the business climate, as well as clarifying management responsibility, we have changed the term of office for directors to less than one year. The accumulation of a reserve for the officers’ retirement allowance was discontinued in the year ended March 31, 1999.

2)	Creation of an appointment and remuneration committee:

We have created an appointment and remuneration committee in order to secure transparency and objectivity in the appointment and remuneration of directors. For the present, we do not intend to become a corporation setting up committees, etc. under the Law for Amendments to the Commercial Code, which was promulgated on May 29, 2002, but we invite outside persons to become members of the committee in accordance with the spirit of this law.

3)	Thorough disclosure:

In order to enhance transparency in our business management, we are trying to disclose information in a positive manner and, at the same time, carry out constructive investor relations activities to promote communications with our shareholders and investors. Starting in the year ended March 31, 2000, we have been disclosing our quarterly financial statements.

4)	Listing on the New York Stock Exchange (registration as a reporting company with the U.S. Securities and Exchange Commission):

In order to apply global accounting standards to the Company, improve our corporate governance and credibility, and build up a more solid and flexible corporate structure, NISSIN was registered as a reporting company with the U.S. Securities and Exchange Commission and listed on the New York Stock Exchange on August 2, 2002.

5)	Establishment of a risk management system:

We have hitherto been carefully handling matters concerning corporate ethics and compliance. With a view to ensuring thorough risk control and compliance, we plan to establish a risk management system which will be operated by a specialized division.

3.	BUSINESS PERFORMANCE AND FINANCIAL POSITION

(1)	BUSINESS PERFORMANCE

1.	A Review of Business Performance for the Current Semiannual Accounting Period

In the midst of the growing distrust of corporate accounting practices in the United States and concern about the worldwide fall in stock prices leading to growing uncertainty over the future of the world economy, production has registered a moderate resurgence in some sectors of the Japanese industry during the current semiannual consolidated accounting period, due to increased exports to Asia. However, since no progress has been made in the country’s measures to cope with bad loan problems or economic reconstruction measures, corporate performance, employment and income have not rebounded strongly and the complete unemployment rate has remained at a high level. Due to a cooling-off of consumer sentiment, consumer spending has remained stagnant and the deflationary trend has been protracted. Facing a nervous financial system, small and medium enterprises, with locomotives propping up the economy at its core, have been poorly funded and consequently have faced considerable difficulties in performing business activities steadily. The business survey indexes for smaller businesses have continued to deteriorate. In the household segment, as a growing number of business enterprises have resorted to wage cuts and employment adjustments in a desperate move to weather the prolonged economic slump, the burdens of various loans, including housing loans, have weighed heavily on consumers’ household finances. Problems such as over-borrowing, multiple consumer loans and personal bankruptcies have become serious.

With respect to developments in our industry, while major specialized financial firms, banks and foreign capital-affiliated companies have been adding to the competition in the consumer loan market over the past several years, companies with extensive customer bases in other industries have developed a strong interest in financial businesses and an increasing number of manufacturers, transport firms and various companies have aggressively entered the consumer loan market. Moreover, a growing number of manufacturing and leasing firms have started to offer Small Small Business Owner loans in the business financing market. Competition for customers has become intense both in the consumer and Small Business Owner loan markets. The number of loan applications has decreased, whereas the number of personal bankruptcies and corporate failures has increased, creating serious concern among members of this industry about declines in business performance.

Under these circumstances, the Company has improved our marketing capabilities for Small Business Owner loans as well as for Wide loans and, by pursuing alliances, has expanded the marketing channel and offered new services for businesses. Furthermore, by developing our business supporting business and credit management and servicing business, we have stepped up our efforts to provide the Company’s total financial solutions.

Meanwhile, we have adopted global accounting standards throughout group and in August 2002, listed our stock on the New York Stock Exchange in a move to strengthen corporate governance, enhance reliability and create a more solid and flexible corporate structure.

As a result of these efforts, a review of our business performance during the current semiannual consolidated accounting period shows that although the number of consumer loan accounts decreased slightly to 119,620 accounts, down 2.9% from the corresponding period of the previous year, the number of Small Business Owner loan accounts, including those of Business Timely loans, came to 34,087 accounts, up 36.0%, and the number of Wide loan accounts reached 33,415 accounts, up 13.6%. Chiefly due to a considerable increase in the number of Small Business Owner loan accounts, the balance of loans outstanding posted an increase of 18.9% to reach ¥166,695 million.

With respect to consolidated operating income, because of an increase in our outstanding loan balance and the impact of the new business operations of our subsidiaries, Future Create Inc. and Nissin Servicer Co., Ltd., consolidated operating revenues recorded a 23.4% increase from the corresponding period of the previous year to attain ¥21,517 million. On the operating expense, meanwhile, as the balance of loans outstanding grew, the total amount of borrowings increased by 16.6% from the corresponding period of the previous year. However, besides benefiting from the financial market with continued low interest rates, we improved our trading conditions and diversified financing methods, such as through the issuance of commercial paper. As a consequence, financial costs came to ¥1,853 million, up 0.7% from the corresponding period of the previous year. As we discontinued general advertisements to prospective customers and relied more on referrals from our alliances partners, to which we paid success fees, advertising expenses decreased by ¥852 million to reach ¥285 million. However, because expenses for listing our stock on the New York Stock Exchange amounted to ¥379 million and loan losses related costs amounted to ¥6,803 million, other operating expenses showed an increase of 29.2% to reach ¥14,747 million. Consequently, total operating expenses came to ¥16,600 million, up 25.2% from the corresponding period of the previous year, and the consolidated operating income increased to ¥4,916 million, up 17.5%.

In the other income and expenses, total other income recorded a 35.4% increase from the corresponding period of the previous year to reach ¥33 million and, because equity loss on affiliates amounted to ¥45 million and stock issuance costs increased to ¥24 million, total other expenses amounted to ¥100 million, down 73.0% from the corresponding period of the previous year. As a result, the consolidated ordinary income posted an increase of 26.4% to reach ¥4,850 million.

With respect to special income and expenses, as gain on sale of investment securities amounted to ¥106 million, total special income recorded an increase of 657.5% to reach ¥120 million, whereas total special expenses posted a 14.7% increase from the corresponding period of the previous year to attain ¥452 million mainly because losses on sale of investment securities came to ¥45 million and impairment loss on investment securities amounted to ¥295 million.

Taken together, the consolidated semiannual net income recorded a 29.7% increase from the corresponding period of the previous year to reach ¥2,519 million.

With respect to the non-consolidated business performance of NISSIN CO., LTD. during the current semiannual accounting period, operating revenues amounted to ¥20,263 million, up 16.4% from the corresponding period of the previous year, operating income was ¥4,455 million, up 3.4%, ordinary income was ¥4,450 million, up 11.2%, and net income was ¥2,387 million, up 15.7% from the corresponding period in the previous year, respectively.

An analysis of business performance by segment is as follows:

1)	General financial services

As an effort to expand and streamline our sales network, we opened a Kurume branch office in April 2002. At the same time, in order to enhance the productivity of Web cashing services and step up marketing tactics toward our existing customers, the eastern and western Web cashing centers were closed and, instead, each of our loan offices started providing decentralized customer management services.

On November 1, 2002, Webcashing.com Co., Ltd., which was our wholly owned subsidiary, became a wholly owned subsidiary of i-cf, Inc. through a share exchange. We acquired 2,476 shares, or 17.7%, of the corporation’s stock. By reinforcing a business alliance with i-cf, Inc., including its largest shareholder, Tsubasa System Co., Ltd., we are poised to further improve the convenience of Webcashing services and offer new financing-related e-business services.

In the area of business owner support services, meanwhile, we have initiated:

i.	a customer agency business alliance with Inter Co., Ltd., business loan firm;

ii.	a joint venture business loan service through a business alliance with the group of Sanyo Electric Credit Co., Ltd., a leasing firm; and

iii.	a customer-winning business tie-up with BB Net Corp., our equity method-applied affiliated company providing comprehensive business support services including the provision of raw materials.

Also on November 1, 2002, we started a Small Business Owner loan service at Shinsei Business Finance Co., Ltd., a joint venture company financed by NISSIN Co., Ltd. and Shinsei Bank, Limited. By so doing, we have stepped up our loan services as our core business division while laying emphasis on business owner support services.

Regarding the Wide loan marketing channel, as Citi Group bought the claims of Marufuku Co., Ltd., we terminated a customer agency business tie-up with the company. In July 2002, we entered into a new tie-up for customer agency business with Wide Co., Ltd.

2)	Business owner support services

Future Create Inc. is a company in which we acquired a 51.2% stake in December 2001 to make it our subsidiary in order to offer new total financial solutions to businesses while maintaining general financial services. The last day of the previous consolidating accounting year was deemed as the day on which we acquired this company. Future Create Inc.’s business results were reflected in our consolidated business performance starting in the current accounting period. Thanks to the expansion of guaranteed affiliated leasing services, its main business line, Future Create Inc. earned ¥618 million in operating revenue.

3)	Credit management and servicing business

Nissin Servicer Co., Ltd., which was founded in July 2001 in order to make the most of our credit management know-how and secure a new source of revenue, has begun its business operations, bought distress loans amounting to ¥1,377 million and generated up ¥590 million in operating revenue.

2.	Outlook for the Year

The climate is expected to remain unfavorable for a number of reasons, including that the fate of the U.S. economy is still uncertain, that a sharp decline in stock prices in Japan has cooled off consumer sentiment and that there is growing unrest about employment and income due to depressed corporate earnings. In our industry, we expect the business environment will become harsher as competition for customers intensifies and there is concern about an increase in the number of personal bankruptcies and corporate failures as a result of the accelerated disposal of bad loans.

Given the circumstances, the Company will continue to work to improve the value we offer, expanding our business operations and enhancing the quality of assets (loans) through alliance strategies. Based on the assumptions that (i) our guaranteed loans outstanding (Small Business Owner loans and Wide loans) will increase their share of our total loans outstanding, (ii) low-interest-rate financing will be available to us, facilitated by the government’s financial deregulatory measures, and (iii) that the accounts of Webcashing Co., Ltd. will not be consolidated into our consolidated financial statements, we make the following estimates:

For the year, we expect we will be able to earn ¥52,659 million in consolidated operating revenues, ¥10,725 million in consolidated operating income, ¥10,400 million in consolidated ordinary income, and ¥5,785 million in consolidated net income.

An estimate of our non-consolidated business performance is that we will be able to generate ¥41,942 million in operating revenues, ¥10,291 million in operating income, ¥10,052 million in ordinary income, and ¥5,565 million in net income.

3.	Statements About Future Projections

This paper contains statements concerning the Company intentions, belief, current and future projections, and the management’s intention, beliefs, current and future projections concerning consolidated and non-consolidated business performances and financial conditions. All these statements about the future represent our estimates based on information available at this time. Please note, therefore, that these statements do not guarantee any future results but involve potential risks and uncertainties, and that because of various factors, actual results may differ significantly from the statements about future projections.

This paper may contain descriptions that may be regarded as statements about future projections under the U.S. Securities Act and the U.S. Securities Exchange Act.

(2)	Financial Position

1.	Assets, Liabilities and Shareholders’ Equity

During the current semiannual consolidated accounting period, total assets increased by ¥13,941 million from the end of the previous consolidated accounting year to reach ¥191,776 million. This increase is primarily attributable to an increase in the balance of loans outstanding of ¥166,695 million, up 18.9% from the corresponding period of the previous year, to an increase in the balance of borrowings by ¥142,351 million, up 16.6%, and an increase in reserves for both general and individual allowance for loan losses by ¥10,902 million, up 38.1% reflecting our conservative provision of reserves in view of the recent economic situation. As we posted ¥2,519 million, up 29.7%, in consolidated net income, shareholders’ equity increased by ¥715 million from the end of the previous consolidated accounting year to reach ¥43,907 million. However, as we repurchased treasury stock, the shareholders’ equity ratio at the end of the current semiannual accounting period ran up to 22.9%, showing a 1.6% drop from the corresponding period of the previous year.

2.	Cash Flows

At the end of the current semiannual consolidated accounting period, cash and cash equivalents (hereafter referred to as “funds”) increased by ¥448 million from the end of the previous consolidated accounting year to reach ¥17,564 million. This increase is attributable to diversification of our fund-raising methods, such as through the issuance of commercial paper, despite the active expansion of business operations necessitated an increase in loans.

<Cash Flows from Operating Activities>

At the end of the current semiannual consolidated accounting period, fund decreases from operating activities reached ¥9,408 million, an increase of ¥1,395 million compared with the corresponding period of the previous year. This increase is mainly attributable to increase in semiannual net income before taxes and other adjustments to ¥4,518 million, a change of ¥1,057 million from the corresponding period of the previous year, and to the net increase of loans to ¥17,904 million, up ¥1,133 million over the corresponding period of the previous year.

<Cash Flows from Investing Activities>

At the end of the current semiannual consolidated accounting period, fund decreases from investing activities amounted to ¥793 million, showing an increase of ¥96 million compared with the corresponding period of the previous year. This increase is attributable to chiefly to the acquisition of tangible fixed assets by Future Create Inc.

<Cash Flows from Financing Activities>

At the end of the current semiannual consolidated accounting period, fund increases from financial activities amounted to ¥10,649 million, showing an increase of ¥6,552 million compared with the corresponding period of the previous year. This increase is primarily attributable to the net increase of ¥21,620 million in long-term borrowings, the net increase of ¥3,500 million through the issuance of commercial paper, the decrease of ¥13,000 million as a result of bond redemption, and the decrease of ¥1,227 million resulting from the acquisition of our own shares.

JAPANESE GAAP
Consolidated Financial Statements

4. CONSOLIDATED INTERIM FINANCIAL STATEMENTS

         (1)  CONSOLIDATED INTERIM BALANCE SHEETS

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)

ASSETS:

Current Assets:

Cash and deposits (Note 2)	¥18,288		¥17,564		¥17,116

Notes and loans receivable (Notes 2,3,5,6 and 7)	140,247		166,695		154,022

Purchased loans receivable	—		1,377		382

Bills receivable and accounts receivable	—		712		77

Inventory	—		20		—

Other current assets	2,319		3,296		2,828

Allowance for loan losses	(6,339)		(9,009)		(7,297)

Total current assets	154,516	92.5	180,657	94.2	167,129	94.0

Fixed Assets:

Tangible fixed assets (Notes 1 and 2)
Land	2,201		1,376		1,388

Other	994		1,112		920

Total tangible fixed assets	3,196		2,488		2,309

Intangible fixed assets	228		265		181

Investments and other assets (Notes 2 and 6)	10,682		10,257		9,748

Allowance for loan losses	(1,558)		(1,893)		(1,534)

Total investments and other assets	9,124		8,364		8,214

Total fixed assets	12,549	7.5	11,118	5.8	10,705	6.0

Total Assets	¥167,065	100.0	191,776	100.0	¥177,834	100.0

(Continued)

JAPANENE GAAP
Consolidated Financial Statements

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)

LIABILITIES AND SHAREHOLDS’ EQUITY:

Current Liabilities:

Accounts payable	¥—		¥500		¥—

Short-term borrowings (Note 2)	250		1,573		1,400

Current portion of long-term borrowings (Note 2)	35,548		47,309		35,348

Current portion of bonds	13,000		5,000		13,000

Commercial paper	—		3,500		—

Accrued income taxes	1,712		2,682		2,104

Accrued bonus	409		494		254

Allowance for losses on guarantee transaction	—		31		—

Allowance for indemnification	—		34		—

Other current liabilities	1,322		1,078		1,583

Total current liabilities	52,242	31.3	62,205	32.4	53,690	30.2

Long-term Liabilities:

Bonds	26,500		21,500		26,500

Convertible bond	10,000		10,000		10,000

Long-term borrowings (Note 2)	36,785		53,469		43,810

Accrued retirement benefits –employees	37		—		—

Accrued retirement benefits –directors and statutory auditors	362		348		372

Other long-term liabilities	182		126		121

Total long-term liabilities	73,867	44.2	85,445	44.6	80,803	45.4

Total Liabilities	126,110	75.5	147,650	77.0	134,494	75.6

Minority Interests:

Minority interests	2	0.0	218	0.1	147	0.1

Shareholders’ Equity (Before rule change):

Common stock	6,571	3.9	—	—	6,610	3.7

Additional paid-in capital	8,894	5.3	—	—	8,933	5.0

Consolidated retained earnings	25,629	15.3	—	—	28,091	15.8

Unrealized gains (losses) on investment securities	(141)	(0.0)	—	—	(95)	(0.0)

Treasury stock	(1)	(0.0)	—	—	(347)	(0.2)

Total Shareholders’ Equity	40,953	24.5	—	—	43,191	24.3

Shareholders’ Equity (After rule change):

Common stock	—	—	6,610	3.5	—	—

Additional paid-in capital	—	—	8,933	4.7	—	—

Consolidated retained earnings	—	—	30,151	15.7	—	—

Unrealized gains (losses) on investment securities	—	—	(213)	(0.1)	—	—

Treasury stock	—	—	(1,575)	(0.9)	—	—

Total Shareholders’ Equity	—	—	43,907	22.9	—	—

Total Liabilities and Shareholders’ Equity	¥167,065	100.0	¥191,776	100.0	¥177,834	100.0

JAPANESE GAAP
Consolidated Financial Statements

(2) CONSOLIDATED INTERIM STATEMENTS OF INCOME

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)

Operating revenues:

Interest income from loans receivable	¥16,379		¥19,114		¥34,343

Other financial income	2		0		4

Other interest income	1,057		2,403		2,167

Total revenues	17,439	100.0	21,517	100.0	36,515	100.0

Operating expenses:

Financial costs	1,841		1,853		3,641

Other operating expenses (Note 2)	11,413		14,747		23,260

Total operating expenses	13,254	76.0	16,600	77.2	26,901	73.7

Operating income	4,185	24.0	4,916	22.8	9,613	26.3

Other income:

Interest income from securities	0		—		0

Interest and dividends	17		16		34

Gain on sale of treasury stock	0		—		—

Dividends from insurance	—		10		—

Other	7		7		23

Total other income	25	0.1	33	0.2	58	0.2

Other expenses:

Interest expense for borrowings for acquisition of fixed assets	16		3		16

Equity Losses on affiliates	32		45		60

Stock issuance costs	—		24		35

Bonds issuance costs	281		—		282

Penalty of cancellation of lease contracts	—		20		—

Other	41		6		19

Total other expenses	372	2.1	100	0.5	414	1.1

Ordinary income	3,837	22.0	4,850	22.5	9,256	25.4

Special income:

Gain on sale of property and equipment	18		10		43

Gain on sale of investments securities	—		106		17

Reversal of retirement benefits	—		—		19

Gain on forfeit of warrant	0		—		0

Gain on change of equity interest in an affiliate	—		2		—

Total special income	18	0.1	120	0.6	80	0.2

Special expenses:

Loss on sale of property and equipment	0		—		273

Loss on disposal of property and equipment	59		26		86

Loss on sale of investment securities	16		45		56

Impairment loss on investment securities	309		295		294

Provision for cumulative losses on guarantee	—		13		—

Loss on guarantee of lease payments	—		55		—

Other special expenses	9		16		69

Total special expenses	394	2.3	452	2.1	780	2.2

Income before income taxes	3,461	19.8	4,518	21.0	8,556	23.4

Income taxes:

Current	1,709	9.8	2,684	12.5	4,030	11.0

Deferred	(190)	(1.1)	(757)	(3.5)	(291)	(0.8)

Minority interest	(0)	(0.0)	71	0.3	0	0.0

Net income	¥1,942	11.1	¥2,519	11.7	¥4,817	13.2

JAPANESE GAAP
Consolidated Financial Statements

(3) CONSOLIDATED INTERIM STATEMENTS OF RETAINED EARNINGS

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	Amount	Amount	Amount

	(in millions except percentages)
(Before presentation rule change)

Retained earnings at beginning of period	¥24,130	¥—	¥24,130

Allocation of retained earnings:

Cash dividends	381	—	795

Directors’ and Statutory auditors’ bonus	61	—	61

(Statutory auditors’ bonus)	(6)	—	(6)

Net income	1,942	—	4,817

Retained earnings at end of period	¥25,629	¥—	¥28,091

(After presentation rule change)

Additional paid-in capital:

General additional paid-in capital at beginning of period	¥—	¥8,933	¥—

Additional paid-in capital at end of period	—	8,933	—

Retained earnings:

Consolidated retained earnings at beginning of period	—	28,091	—

Increase of retained earnings:

Net income	—	2,519	—

Allocation of retained earnings:

Cash dividends	—	411	—

Directors’ and Statutory auditors’ bonus	—	48	—

(Statutory auditors’ bonus)	—	(4)	—

Retained earnings at end of period	—	¥30,151	—

JAPANESE GAAP
Consolidated Financial Statements

(4) CONSOLIDATED INTERIM CASH FLOW STATEMENTS

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	Amount	Amount	Amount

		(in millions)
Operating activities

Income before income taxes	¥3,461	¥4,518	¥8,556

Depreciation and amortization	65	98	131

Amortization of consolidation account adjustment	0	4	0

Provision for loans losses	415	2,070	1,349

Provision for retirement benefits (employee)	18	—	(19)

Provision for retirement benefits (directors’)	(1)	(23)	(1)

Accrued bonuses	192	239	37

Interest income on deposits and dividends	(20)	(16)	(39)

Financial costs	1,857	1,856	3,658

Gain on sale of property and equipment	(18)	(10)	(43)

Loss on sale of property and equipment	0	—	273

Impairment on investment securities	309	295	294

Write-off of loans receivable	3,306	4,733	6,982

Interest receivable	(122)	17	(236)

Advanced interest received	(0)	0	(0)

Directors’ bonuses	(61)	(48)	(61)

Other	289	(198)	327

Sub-total	9,692	13,537	21,211

Interest on deposits and dividends received	18	10	36

Interest paid	(1,717)	(1,921)	(3,474)

Income taxes paid	(2,024)	(2,106)	(3,989)

Sub-total	5,968	9,520	13,783

Loan originations	(48,569)	(55,377)	(99,927)

Collections of loans receivable	31,797	37,473	66,128

Loans purchased	—	(1,402)	(403)

Collections of purchased loan	—	407	21

Payments for loans factored	—	(46)	—

Collections of loans factored	—	18	—

Net cash used in operating activities	(10,803)	(9,408)	(20,396)

Investing activities

Purchases of property and equipment	(74)	(338)	(81)

Proceeds from sales of property and equipment	51	31	648

Purchases of intangible assets	(28)	(101)	(39)

Proceeds from sales of intangible assets	—	—	69

Purchases of investment securities	(769)	(690)	(1,049)

Proceeds from sales of investment securities	—	561	752

Acquisition of consolidated subsidiary	—	(0)	(7)

Cash obtained upon acquisition of consolidated subsidiary	—	—	73

Other	(67)	(255)	(80)

Net cash (used in) provided by investing activities	(889)	(793)	287

(Continued)

JAPANESE GAAP
Consolidated Financial Statements

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	Amount	Amount	Amount

		(in millions)
Financing activities

Proceeds from short-term borrowings	—	2,398	1,500

Repayment of short-term borrowings	(1,490)	(2,225)	(1,840)

Proceeds from commercial paper	—	5,000	—

Repayment of commercial paper	—	(1,500)	—

Proceeds from long-term borrowings	15,412	43,900	42,314

Repayment of long-term borrowings	(20,617)	(22,279)	(40,695)

Proceeds from bonds	1,587	—	1,587

Repayment of bonds	(980)	(13,000)	(980)

Proceeds from convertible bond	9,762	—	9,761

Proceeds from exercise of stock warrants	808	—	886

Dividends paid	(381)	(411)	(795)

Purchases of treasury stock	(4)	(1,227)	(351)

Sales of treasury stock	4	—	4

Other	(4)	(4)	(7)

Net cash provided by financing activities	4,096	10,649	11,384

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase (decrease) in cash and cash equivalents	(7,596)	448	(8,725)

Cash and cash equivalents at beginning of period	25,841	17,116	25,841

Cash and cash equivalents at end of period	¥18,245	¥17,564	¥17,116

JAPANESE GAAP
Consolidated Financial Statements

(5)	SIGNIFICANT ITEMS RELATING TO THE PREPARATION OF CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.	Scope of Consolidation

All of subsidiaries are consolidated.

Number of consolidated subsidiaries:	5

Names of consolidated subsidiaries:	Webcashing.com Co., Ltd., Nissin Servicer Co., Ltd., Future Create Inc., Big Apple Co., Ltd. and Shiq Consulting Co., Ltd.

2.	Application of the Equity Method

(1) Number of affiliates under the equity method:	3

Names of affiliates under the equity method:	Ascot Co., Ltd., Swan Credit Co., Ltd. and BB Net Corp.

BB Net Corp. is accounted for under the equity method; April 1, 2002 was deemed as the acquisition date.

(2)	Foods Logistic E-Commerce Co., Ltd. is not accounted for under the equity method despite over 20% interest owned. This treatment did not materially affect the current consolidated interim financial statements.

(3)	The consolidated interim financial statements are prepared by using financial statements as of the interim balance sheet date of affiliates under the equity method.

3.	Interim Balance Sheet Date of Consolidated Subsidiaries

The interim balance sheet date of a subsidiary different from NISSIN:

Company name: The interim balance sheet date:	Future Create Inc. August 31

The consolidated interim financial statements hereof are prepared by using financial statements as of the above mentioned balance sheet date, and important matters that occurred between the interim balance sheet date of the subsidiary and the consolidated interim balance sheet date are subject to the adjustment necessary for consolidation.

4.	Significant Accounting Policies

(1)	Valuation and computation of assets

-1-	Investment securities
Other securities:
Marketable securities
Market value method based on the market prices at the end of the interim period
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

JAPANESE GAAP
Consolidated Financial Statements

Cost method, cost being determined by the moving average method

-2-	Derivatives:

Market value method

(2)	Depreciation of Fixed Assets

-1-	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed on the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the buildings newly acquired is computed on the straight-line method.

-2-	Intangible fixed assets

Software costs are amortized on the straight-line method over 5 years which is the estimated useful life.

-3-	Long-term prepaid expense

Long-term prepaid expenses are amortized on the straight-line method.

(3)	Allowance for Loan Losses and Accrued Expenses

-1-	Allowance for loan losses

The allowance for loan losses is maintained at a level that is adequate to provide for the amounts of loan losses calculated as a percentage based on collection experience of the general loans, plus individually estimated uncollectible amounts with respect to special loans.

-2-	Accrued bonus

Accrued bonus is provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the current interim period.

-3-	Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of the Company’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with the Company’s internal rules.

-4-	Allowance for guarantee

The allowance for guarantee is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guaranteed transaction.

(Accounting change in interim period)

During the current interim period, as the losses from a subsidiary’s guarantee transaction were occurred, the allowance for guarantee transaction started to be recorded in current interim financial statements. Under this accounting change, the ordinary income and the income before income taxes decreased ¥18 million and ¥31 million, respectively.

-5-	Allowance for indemnification

The allowance for indemnification is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in transaction related lease introduction.

(4)	Accounting for Lease Transactions Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

JAPANESE GAAP
Consolidated Financial Statements

(5)	Hedging Activities
-1-	Accounting for hedging activities

Deferred hedge accounting has been adopted.

-2-	Hedge instruments and hedge item

•	Hedge instruments Interest caps and interest swaps

•	Hedge item Cash flow hedge for borrowing interest with variable rate

-3-	Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, the Company utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

-4-	Evaluation of hedge effectiveness

The company determines the effectiveness of its hedging transactions based on correlation between indicated rates of hedge instrument and hedge item.

(6)	Other Significant Accounting Policies for the Preparation of Consolidated Interim Financial Statements
-1-	Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

-2-	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the interim period.

5.	Cash and Cash Equivalents as Stated in Consolidated Interim Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits at banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

(6)	ADDITIONAL INFORMATION

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)

On February 21, 2002, Accounting Standards Board of Japan (“ASBJ”) issued Accounting Standards (“AS”) No. 1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc”, which was affected from April 1, 2002. The adoption of AS No. 1 did not have a material effect on Company’s consolidated financial position and results of operations.

(Consolidated Interim Balance Sheets) Under the modification of the Rule of Consolidated Interim Financial Statements, the Japanese presentation of additional paid-in capital and retained earnings in consolidated interim balance sheet have changed from this current interim period.

JAPANESE GAAP
Consolidated Financial Statements

(Consolidated Interim Statement of Retained Earnings)

1.	Under the modification of the Rule of Consolidated Interim Financial Statements, the component of additional paid-in capital and retained earnings are presented separately in consolidated statement of retained earnings from this current interim period.

2.	Under the modification of the Rule of Consolidated Interim Financial Statement, the Japanese presentation of the additional paid-in capital and retained earnings in consolidated statement of retained earnings have changed from this current interim period. The net income of current interim period is presented separately as a component of retained earnings increase.

(7)	NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

         (Consolidated Interim Balance Sheets)

Note 1.	Accumulated depreciation of tangible assets as of September 30, 2001, September 30, 2002 and March 31, 2002 are ¥1,031 million, ¥1,085 million and ¥1,043 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans receivable	¥63,601	¥47,216	¥47,601

Land	1,072	262	262

Other tangible fixed assets	429	388	360

Investments and other assets	279	110	181

Corresponding borrowings secured by above collateral at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Short-term borrowings	¥250	¥1,100	¥600

Long-term borrowings

(include current portion)	61,045	42,331	44,909

Loans receivable, other than above, under the forward contact of assigning loans receivable and the corresponding long-term borrowings at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

		(in millions)
Loans receivable	¥5,742	7,643	¥4,888

Long-term borrowings

(include current portion)	5,555	7,113	4,788

Deposit included in investment and other assets as pledge for swap agreement at September 30, 2001, September 30, 2002 and March 31, 2002 are as follow:

JAPANESE GAAP
Consolidated Financial Statements

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Investment and other assets	¥43	¥—	¥43

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 are ¥ 45,275 million, ¥ 45,224 million and ¥ 46,179 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Guarantee for loans outstanding of other alliance company	¥—	¥565	¥—

Guarantee for lease payments	—	1,100	377

Note 5.	Notes maturing at the end of consolidated interim accounting period were accounted for on the day of settlement. As the balance sheet date fell on a nonbusiness day for financial institutions, notes maturing on this date have been included in the balance shown in the consolidated interim financial statements.

These amount at September 30, 2001, September 30, 2002 and March 31, 2002 are as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Notes at maturity	¥3	¥—	¥—

Note 6.	According to the requirement of the Nonbank Bond Issuing Law, loans receivable and long-term loans receivable are classified as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
(1) Bankrupt receivables	¥474	¥666	¥529

(2) Delinquent receivables	1,999	1,883	1,521

(3) Delinquent receivables three months or more	—	—	—

(4) Restructured loans	5,952	9,080	7,570

Total	¥8,427	¥11,629	¥9,621

Notes: (1)	“Bankrupt receivables” are loans receivable for which the Company has stopped accruing interest due to events occurred which are stipulated in Japanese Corporation Tax Law. The events stipulated in the law are as follows:

(a) Application for reorganization procedures in accordance with the regulations of the Corporation Reorganization Law.

(b) Application to initiate reconciliation proceedings in accordance with the regulations of the Composition Law.

(c) Application for bankruptcy procedures in accordance with the regulations of the Bankruptcy Law.

(d) Application to commence special liquidation pursuant to the regulations of the Commercial Code.

(e) Dealings suspended by orders of Clearing House.

(2)	“Delinquent receivables” are loans receivable about which the Company has stopped accruing interest due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).

JAPANESE GAAP
Consolidated Financial Statements

(3)	“Delinquent receivables three months or more “ are loans receivable about which the payments of principal and interest have been delayed for three months and more, excluding loans receivables mentioned in (1), (2).

(4)	“Restructured loans” are loans receivable for which the Company reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest rate, grace of a principal and interest payments, desertion of receivables and others in order to reorganize the debtors’ company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 7.	The balance of loans outstanding under revolving contact included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 are as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Loans outstanding under revolving contact	¥57,659	¥62,538	¥62,214

Under the terms and conditions of the Company’s revolving credit line agreements, the Company may, but is not committed to, lend funds to customers. The Company reviews credit lines based on account usage and customer creditworthiness

The Company’s unfunded credit lines at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Unfounded credit lines	¥36,651	¥37,669	¥37,504

Unfounded credit lines without loans outstanding	28,137	29,552	29,042

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount of unfounded credit line will not necessarily affect future cash flow of the Company.

JAPANESE GAAP
Consolidated Financial Statements

(Consolidated Interim Income Statements)

Note 1.	Details of Other operating expenses for the six months ended September 30, 2001, September 30, 2002 and the fiscal year ended March 31, 2002 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

		(in millions)
Other operating expenses:

Costs of purchase loans	¥—	¥407	¥21

Costs of real estate lease	31	122	60

Advertising expanses	1,138	285	1,838

Loans write-off	5	0	228

Provision for loan losses	3,721	6,803	8,103

Provision for loss on guarantees	—	18	—

Salaries for directors and statutory auditors	107	114	194

Salaries for employees	2,294	2,540	4,542

Bonus	92	10	726

Provision for bonus	409	494	254

Retirement benefit	43	—	84

Depreciation and amortization	59	60	120

Lease and rent	1,059	1,061	2,126

Taxes	262	231	511

Commission fee	—	293	858

(Consolidated interim Cash Flow Statements)

Note 1.	Cash and cash equivalents consist of cash and deposits, and the amounts on September 30, 2001, September 30, 2002 and March 31, 2002 are as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Cash and deposits	¥18,245	¥17,564	¥17,116

Note 2.	Details of the assets and liabilities of Future Create Inc., which became a consolidated subsidiary in the year ended March 31, 2002, are as follows:

As of February 28, 2002

(in millions)
Current assets	¥331

Fixed assets	90

Goodwill	4

Current liabilities	(113)

Long-term liabilities	(10)

Minority interests	(145)

Acquired cost	157

Cash and cash equivalents	(231)

Increase in cash and cash equivalents	¥73

JAPANESE GAAP
Consolidated Financial Statements

(Subsequent Events)

-1-	On July 22, 2002, the Board of Directors’ meeting approved to exchange the equity of Webcashing.com Co., Ltd., a wholly owned subsidiary of NISSIN, for equity of i-cf, Inc.

Purpose of the equity exchange:	Construction of the online finance-related portals; establishment of new business models for finance related activities by combining both parties’ experience.

Exchange Date:	November 1, 2002

Exchange ratio:	One share of Webcashing.com Co., Ltd. for 0.4127 share of i-cf, Inc.

Opponent Company:	i-cf, Inc.

Chief Executive Officer:	Yoshikuni Kato

Address:	11-5, 1 Chome Nishishinbashi, Minatoku, Tokyo.

Common Stock:	¥1,074 million

Business:	Internet Web Consulting service, Business E-Market Place

After exchange:	Webcashing.com Co., Ltd. becomes wholly owned subsidiary of i-cf, Inc.

i-cf, Inc. becomes an affiliate of NISSIN under the equity method

-2-	The Company issued 5th domestic unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5 billion

Issue price:	At par

Interest rate:	2.35% per annum

Payment date:	November 1, 2002

Redemption date:	November 1, 2005

Use of proceeds:	Funds for loans receivable

(8) SEGMENT INFORMATION

The segment information for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

1.	Business segment

Business segment information is omitted as more than 90% of the group business is providing the loan services.

2.	Geographical segment

Geographical segment information is omitted as the group has no subsidiary or office outside Japan.

3.	Overseas operating revenues

Overseas operating revenues information is omitted as the group has no any overseas operating revenues.

JAPANESE GAAP
Consolidated Financial Statements

(9) LEASE

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

-1-	Equivalent of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Equipment:

Acquisition cost equivalent	¥2,376	¥2,200	¥1,710

Accumulated depreciation equivalent	(1,618)	(1,065)	(1,136)

Book value equivalent	758	1,135	574

Software:

Acquisition cost equivalent	1,208	1,800	1,810

Accumulated depreciation equivalent	(661)	(925)	(833)

Book value equivalent	546	874	977

Total:

Acquisition cost equivalent	3,585	4,000	3,521

Accumulated depreciation equivalent	(2,280)	(1,991)	(1,969)

Book value equivalent	¥1,304	¥2,009	¥1,551

-2-	The amount of outstanding future lease payments at September 30, 2001, September 30, 2002 and March 31, 2002:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Due within one year	¥668	¥693	¥673

Due after one year	686	1,344	918

Total	¥1,354	¥2,038	¥1,592

JAPANENE GAAP
Consolidated Financial Statements

-3-	Present value of lease payments, amortization expense equivalent, interest expense equivalent for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended		Year ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)
Present value of lease payments	¥418	¥445	¥837

Amortization expense equivalent	387	416	778

Interest expense equivalent	25	22	47

-4-	The method to calculate amortization expense equivalent and interest expense equivalent of lease property are as follows:

•	Amortization expense equivalent of leased property is calculated by the straight-line method. The amortization is over the period of the lease or the life of the property, whichever is shorter.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition price of the leased property, with the amount allocated to each accounting period using the interest method.

(10) INVESTMENT SECURITIES

-1-	Marketable securities as of September 30, 2001, September 30, 2002 and March 31, 2002 included in other securities are as follows:

	Six Months Ended September 30,						Year Ended March 31,

	2001			2002			2002

	Purchased	Carrying		Purchased	Carrying		Purchased	Carrying
Other securities	Cost	Value	Deference	Cost	Value	Deference	Cost	Value	Deference

	(in millions)
Equity securities	¥3,436	¥3,193	¥(242)	¥2,606	¥2,240	¥(366)	¥3,216	¥3,051	¥(164)

Total	¥3,436	¥3,193	¥(242)	¥2,606	¥2,240	¥(366)	¥3,216	¥3,051	¥(164)

-2-	Other Securities where there is no market quotation

	September 30,		March 31,

	2001	2002	2002

Other securities	Carrying Value	Carrying Value	Carrying Value

	(in millions)
Private equity securities	¥1,085	¥753	¥905

Bonds	—	95	—

Total	¥1,085	¥848	¥905

-3-	The amount of securities impaired

Six Months Ended September 30,		March 31,

2001	2002	2002

(in millions)
¥309	¥295	¥294

Note:	For investment securities where the market quotation declined more than 50% or those where the market quotation declined between 30% and less than 50% for two years, impairment losses were recognized.

JAPANESE GAAP
Consolidated Financial Statements

(11) DERIVATIVE TRANSACTION

         The note for derivative transaction is omitted as all derivative transactions are treated under the hedge accounting principle.

5. OPERATING DATA

(1)	Breakdown of consolidated interim operating revenue

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Financial services	¥17,397	99.7	¥20,259	94.1	¥36,393	99.7

Interest income from loans outstanding	16,379	93.9	19,114	88.8	34,343	94.1

Other financial income	2	0.0	0	0.0	4	0.0

Other operating income	1,015	5.8	1,144	5.3	2,045	5.6

Servicer	—	—	590	2.8	33	0.1

Other operating income	—	—	590	2.8	33	0.1

Consulting services	—	—	618	2.9	—	—

Other operating income	—	—	618	2.9	—	—

Integrated bridal services	42	0.3	49	0.2	88	0.2

Other operating income	42	0.3	49	0.2	88	0.2

Total	¥17,439	100.0	¥21,517	100.0	¥36,515	100.0

(2)	Interim operating revenue of NISSIN

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Interest income	¥16,379	94.1	¥19,114	94.3	¥34,343	94.4

Consumer loans	5,986	34.4	6,053	29.9	12,115	33.3

Wide loans	5,641	32.4	6,331	31.2	11,634	32.0

Small business owner loans	3,301	19.0	4,382	21.6	7,077	19.4

Business Timely loans	1,295	7.4	2,233	11.0	3,232	8.9

Secured loans	150	0.9	111	0.6	278	0.8

Notes receivable	3	0.0	1	0.0	5	0.0

Other financial income	2	0.0	0	0.0	4	0.0

Other operating income	1,019	5.9	1,148	5.7	2,052	5.6

Total	¥17,401	100.0	¥20,263	100.0	¥36,401	100.0

JAPANENE GAAP
Consolidated Financial Statements

(3)	Loans outstanding by products (number of loan accounts and balance of loans outstanding):

	September 30,

	2001			2002

	Accounts	Balance	Percentages	Accounts	Amount	Percentages

	(in millions except accounts and percentages)
Consumer loans	123,231	¥45,275	32.3	119,620	¥45,224	27.1

Wide loans	29,405	50,078	35.7	33,415	58,755	35.3

Small business owner loans	14,856	31,010	22.1	19,677	44,312	26.6

Business Timely loans	10,206	12,384	8.8	14,410	17,313	10.4

Secured loans	399	1,475	1.1	315	1,078	0.6

Notes receivable	28	23	0.0	22	10	0.0

Total	178,125	¥140,247	100.0	187,459	166,695	100.0

	March 31,

	2002

	Accounts	Amount	Percentages

	(in millions except accounts and percentages)
Consumer loans	125,393	¥46,179	30.0

Wide loans	31,447	54,027	35.1

Small business owner loans	17,002	36,464	23.7

Business Timely loans	13,239	16,034	10.4

Secured loans	357	1,304	0.8

Notes receivable	18	11	0.0

Total	187,456	¥154,022	100.0

Note: there are no loans outstanding in subsidiaries.

JAPANESE GAAP
Non-consolidated Financial Statements

(TRANSLATION)

November 5, 2002

Condensed Statements of Non-consolidated Interim Financial Results for the Six Months Ended September 30, 2002

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange (First Section) New York Stock Exchange

Code Number:	8571

Location of Head Office:	Ehime, Tokyo

For Inquiries:	Hitoshi Higaki, Managing Director, General Manager of Corporate Planning Department (Tel: 81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of the Interim Results:	November 5, 2002

Application of GAAP:	Japanese GAAP

Interim Dividend:	Yes

JAPANESE GAAP
Non-consolidated Financial Statements

1.	Summary of the Non-consolidated Interim Financial Results

Note: All amounts in these financial statements are rounded down to the nearest unit.

         (1)  Non-consolidated interim operating results

	Six Months Ended September 30,				Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except of percentages)

Operating revenue	¥17,401	11.0%	¥20,263	16.4%	¥36,401	13.7%

Operating income	4,310	(0.2)	4,455	3.4	9,721	2.4

Ordinary income	4,001	(4.1)	4,450	11.2	9,431	2.3

Net income	2,062	(14.3)	2,387	15.7	4,978	(4.8)

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

Net Income Per Share:

Basic	¥62.87	¥36.82	¥151.02

Note:	-1-	Weighted-average outstanding shares for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are 32,815,655 shares, 64,853,411 shares and 32,967,150 shares, respectively.

	-2-	On May 21, 2002, NISSIN completed a two-for-one stock split.

	-3-	Changes in accounting policy: No

	-4-	The percentages indicated by operating revenue, operating income, ordinary income and net income represent the rates of increase (decrease) from the corresponding period of the previous year.

         (2)  Dividends

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

Interim Dividends Per Share:	¥12.50	¥6.50	¥—

Year Dividends Per Share:	—	—	25.00

Note: On May 21, 2002, NISSIN completed a two-for-one stock split.

Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see page 6 of Supplemental Materials.

JAPANESE GAAP
Non-consolidated Financial Statements

         (3)  Non-consolidated Interim Financial Position

	Six months September 30,		Year Ended March 31,

	2001	2002	2002

	(in millions except percentages and per share data)

Total assets	167,158	189,539	177,697

Shareholders’ equity	41,151	44,013	43,430

Ratio of shareholders’ equity to total assets (%)	24.6%	23.2%	24.4%

Shareholders’ equity per share (Yen)	1,242.58	680.16	1,317.86

Note:	-1-	Issued common stock at September 30, 2001, September 30, 2002 and March 31, 2002 are 33,117,603 shares, 64,710,002 shares and 32,955,278 shares, respectively.

	-2-	Treasury stock at September 30, 2001, September 30, 2002 and March 31, 2002 are 411 shares, 1,602,026 shares and 200,736 shares, respectively.

	-3-	On May 21, 2002, NISSIN completed a two-for-one stock split.

2.	Non-consolidated Forecasts for the Fiscal Year Ending March 31, 2003

Year Ended March 31, 2003

(in millions )

Operating revenue	¥41,942

Ordinary income	10,052

Net income	5,565

Year Ended March 31, 2003

Interim dividends per share at end of the year	¥6.50

Year dividends per share	13.00

Note: Net income per share for the fiscal year ending March 31, 2003 is forecasted to be ¥85.81.

Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see page 6 of Supplemental Materials.

JAPANESE GAAP
Non-consolidated Financial Statements

7. NON-CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(1) NON-CONSOLIDATED INTERIM BALANCE SHEETS

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)

ASSETS:

Current Assets:

Cash and deposits (Note 2)	¥17,666		¥16,848		¥16,651

Notes receivable (Note 5)	23		10		11

Loans receivable (Notes 2, 3, 6 and 7)	140,224		166,685		154,011

Other current assets	2,215		3,090		2,729

Allowance for loan losses	(6,339)		(8,958)		(7,296)

Total current assets	153,791	92.0	177,676	93.7	166,106	93.5

Fixed Asset:

Tangible fixed assets (Notes 1 and 2)

Land	2,201		1,376		1,388

Other	977		851		898

Total tangible fixed assets	3,179	1.9	2,227	1.2	2,286	1.3

Intangible fixed assets	200	0.1	159	0.1	153	0.1

Investments and other assets (Notes 2 and 6)	11,545		11,369		10,685

Allowance for loan losses	(1,558)		(1,893)		(1,534)

Total investments and other assets	9,987	6.0	9,475	5.0	9,150	5.1

Total fixed assets	13,366	8.0	11,862	6.3	11,590	6.5

Total Assets	¥167,158	100.0	¥189,539	100.0	¥177,697	100.0

JAPANESE GAAP
Non-consolidated Financial Statements

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term borrowings (Note 2)	¥250		¥1,550		¥1,400

Current portion of long-term borrowings (Note 2)	35,548		47,309		35,348

Current portion of bonds (Note 2)	13,000		5,000		13,000

Commercial paper	—		3,500		—

Accrued income taxes	1,711		2,506		2,067

Accrued bonus	408		485		253

Warrants	128		119		124

Other current liabilities	1,093		889		1,279

Total current liabilities	52,139	31.2	61,360	32.4	53,472	30.1

Long-term Liabilities:

Bonds	26,500		21,500		26,500

Convertible bond	10,000		10,000		10,000

Long-term borrowings (Note 2)	36,785		52,254		43,810

Accrued retirement benefits –employees	37		—		—

Accrued retirement benefits –directors and statutory auditors	362		335		362

Other long-term liabilities	182		74		121

Total long-term liabilities	73,867	44.2	84,165	44.4	80,793	45.5

Total Liabilities	126,006	75.4	145,525	76.8	134,266	75.6

Shareholders’ Equity (Before rule change):

Common stock (Note 8)	6,571	3.9	—	—	6,610	3.7

Additional paid-in capital	8,894	5.3	—	—	8,933	5.0

Legal reserve	400	0.2	—	—	400	0.2

Retained earnings

General reserve	22,800		—	—	22,800

Unappropriated retained earnings	2,627		—	—	5,129

Total retained earnings	25,427	15.2	—	—	27,929	15.7

Unrealized gains (losses) on investment securities	(141)	(0.0)	—	—	(95)	(0.0)

Treasury stock	(1)	(0.0)	—	—	(347)	(0.2)

Total Shareholders’ Equity	41,151	24.6	—	—	43,430	24.4

(Continued)

JAPANESE GAAP
Non-consolidated Financial Statements

	September 30,				March 31,

	2001		2002		2002

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(in millions except percentages)

Shareholders’ Equity (After rule change):

Common stock (Note 8)	—	—	6,610	3.5	—	—

Additional paid-in capital	—	—	8,933	4.7	—	—

Retained earnings	—	—			—	—

Legal reserve	—	—	400		—	—

General reserve	—	—	26,800		—	—

Unappropriated retained earnings	—	—	3,056		—	—

Total retained earnings	—	—	30,257	16.0	—	—

Unrealized gains (losses) on investment securities	—	—	(213)	(0.1)	—	—

Treasury stock	—	—	(1,575)	(0.9)	—	—

Total Shareholders’ Equity	—	—	44,013	23.2	—	—

Total Liabilities and Shareholders’ Equity	¥167,158	100.0	¥189,539	100.0	¥177,697	100.0

JAPANESE GAAP
Non-consolidated Financial Statements

(2) NON-CONSOLIDATED INTERIM STATEMENTS OF INCOME

	For the Six Months Ended September 30,				For the Year Ended March 31,

	2001		2002		2002

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)

Operating revenues:

Interest income from loans receivable	¥16,379		¥19,114		¥34,343

Other financial income	2		0		4

Other interest income	1,019		1,148		2,052

Total revenues	17,401	100.0	20,263	100.0	36,401	100.0

Operating expenses:

Financial costs	1,841		1,853		3,641

Other operating expenses (Note 5)	11,249		13,954		23,038

Total operating expenses	13,091	75.2	15,807	78.0	26,679	73.3

Operating income	4,310	24.8	4,455	22.0	9,721	26.7

Other income (Note 1)	26	0.1	46	0.2	60	0.2

Other expenses (Note 2)	335	1.9	51	0.2	349	1.0

Ordinary income	4,001	23.0	4,450	22.0	9,431	25.9

Special income (Note 3)	18	0.1	116	0.5	80	0.2

Special expenses (Note 4)	394	2.3	384	1.9	780	2.1

Income before income taxes	3,624	20.8	4,182	20.6	8,731	24.0

Income taxes:

Current	1,708	9.8	2,508	12.4	4,028	11.1

Deferred	(146)	(0.9)	(713)	(3.6)	(276)	(0.8)

Net income	2,062	11.9	2,387	11.8	4,978	13.7

Retained earnings at beginning of period	564		669		564

Interim dividends paid	—		—		413

Unappropriated retained earnings at end of period	¥2,627		¥3,056		¥5,129

JAPANESE GAAP
Non-consolidated Financial Statements

(3) SIGNIFICANT ITEMS RELATING TO THE PREPARATION OF NON-CONSOLIDATED INTERIM FINANCIAL STATEMENTS

         1.     Valuation and computation of assets

                  (1)  Investment securities

                           -1-  Investment in subsidiaries and affiliates

                                        Cost method, cost being determined by the moving average method

                           -2-  Other securities

                                   Marketable securities

Market value is determined by the quoted price at the end of the interim period.

(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

                                   Private equity securities

                                           Cost method, cost being determined by the moving average method.

                  (2)  Derivatives:

                          Market value method

         2.     Depreciation of fixed assets

                  (1)  Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed on the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the building newly acquired is computed on the straight-line method.

                  (2)  Intangible fixed assets

Software costs are amortized on the straight-line method over 5 years which is the estimated useful life.

                  (3)  Long-term prepaid expenses

Long-term prepaid expenses are amortized on the straight-line method.

         3.     Allowance for loan losses and accrued expenses

                  (1)  Allowance for loan losses

The allowance for loan losses is maintained at a level that is adequate to provide for the amount of loan losses calculated as a percentage based on collection experience of the general loans, plus individually estimated uncollectible amounts with respect to special loans.

JAPANESE GAAP
Non-consolidated Financial Statements

                  (2)  Accrued bonus

Accrued bonus is provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the current interim period.

                  (3)  Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules.

         4.     Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

         5.     Hedging activities

                  (1)  Accounting for hedging activities

                          Deferred hedge accounting has been adopted.

                  (2)  Hedge instruments and hedge item

                          •  Hedge instruments

                              Interest caps and interest swaps

                          •  Hedge item

                              Cash flow hedge for borrowing interest with variable rate

                  (3) Hedging policy

In order to reduce its exposure to fluctuations in interest rates on variable rate borrowings, NISSIN utilizes derivative financial instruments such as interest rate swap and interest rate cap contracts.

                  (4) Evaluation of hedge effectiveness

NISSIN determines the effectiveness of its hedging transactions based on correlation between indicated rates of hedge instrument and hedge item

         6.     Other significant accounting policies for the preparation of non-consolidated interim financial statements

                  (1) Interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis. However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

                  (2) Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the interim period.

JAPANESE GAAP
Non-consolidated Financial Statements

(4) ADDITIONAL INFORMATION

(Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.)

On February 21, 2002, AS No. 1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc”, was affected from April 1, 2002. The adoption of AS No. 1 did not have a material effect on NISSIN’s non-consolidated interim financial position and results of operations.

(Non-consolidated Interim Balance Sheets)

Under the modification of the Rule of Non-consolidated Interim Financial Statement, the Japanese presentation of additional paid-in capital and retained earnings in non-consolidated interim balance sheet have changed from this current interim period.

JAPANESE GAAP
Non-consolidated Financial Statements

(5) NOTES TO NON-CONSOLIDATED INTRIM FINANCIAL STATEMENTS

         (Non-consolidated Interim Balance Sheets)

Note 1.	Accumulated depreciation of tangible assets as of September 30, 2001, September 30, 2002 and March 31, 2002 are ¥1,025 million, ¥1,042 million and ¥1,034 million, respectively.

Note 2.	Assets pledged for short and long-term borrowings as collateral at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Loans receivable	¥63,601	¥47,216	¥47,601

Land	1,072	262	262

Other tangible fixed assets	429	388	360

Investments and other assets	279	110	181

Corresponding borrowings secured by above collateral at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Short-term borrowings	¥250	¥1,100	¥600

Long-term borrowings	61,045	42,331	44,909

Loans receivable, other than above, under the forward contact of assigning loans receivable and the corresponding long-term borrowings at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Loans receivable	¥5,742	¥7,643	¥4,888

Long-term borrowings (Include current portion)	5,555	7,113	4,788

Deposit included in Investment and other assets as pledge for swap agreement at September 30, 2001, September 30, 2002 and March 31, 2002 is as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Investments and other assets	¥43	¥—	¥43

JAPANESE GAAP
Non-consolidated Financial Statements

Note 3.	Unsecured consumer loans included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 are ¥45,275 million, ¥45,224 million and ¥46,179 million, respectively.

Note 4.	Commitments and contingencies

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Guarantee for loans outstanding of other alliance company	¥—	¥565	¥—

Guarantee for borrowings of a subsidiary	—	1,200	—

Note 5.	Notes maturing at the end of interim accounting period were accounted for on the day of settlement. As the balance sheet date fell on a nonbusiness day for financial institutions, notes maturing on this date have been included in the balance shown in the non-consolidated interim financial statements.
These amounts at September 30, 2001, September 30, 2002 and March 31, 2002 is as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Notes at maturity	¥3	¥—	¥—

Note 6.	According to the requirement of the Nonbank Bond Issuing Law, loans receivable and long-term loans receivable are classified as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

(1) Bankrupt receivables	¥474	¥666	¥529

(2) Delinquent receivables	1,999	1,883	1,521

(3) Delinquent receivables past three months or more	—	—	—

(4) Restructured loans	5,952	9,080	7,570

Total	¥8,427	¥11,629	¥9,621

Notes:(1)	“Bankrupt receivables” are loans receivable for which NISSIN has stopped accruing interest due to events occurred which are stipulated in Japanese Corporation Tax Law. The events stipulated in the law are as follows:

(a)	Application for reorganization procedures in accordance with the regulations of the Corporation Reorganization Law.

(b)	Application to initiate reconciliation proceedings in accordance with the regulations of the Composition Law.

(c)	Application for bankruptcy procedures in accordance with the regulations of the Bankruptcy Law.

(d)	Application to commence special liquidation pursuant to the regulations of the Commercial Code.

(e)	Dealings suspended by orders of Clearing House.

(2)	“Delinquent receivables” are loans receivable about which NISSIN has stopped accruing interest due to Customers’ delinquency, excluding loans receivables in mentioned (1), (4).

(3)	“Delinquent receivables past three months or more” are loans receivable about which the payments of principal and interest have been delayed for three months and more, excluding loans receivables in mentioned (1), (2).

JAPANESE GAAP
Non-consolidated Financial Statements

(4)	“Restructured loans” are loans receivable for which NISSIN reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest rate, grace of a principal and interest payments, desertion of receivables and others in order to reorganize the debtors’ company and support their financial conditions, excluding loans receivables in mentioned (1), (2), (3).

Note 7.	The balance of loans outstanding under revolving contact included in loans receivable at September 30, 2001, September 30, 2002 and March 31, 2002 are as follow:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Loans outstanding under revolving contact	¥57,659	¥62,538	¥62,214

Under the terms and conditions of NISSIN’s revolving credit line agreements, NISSIN may, but is not committed to, lend funds to customers. NISSIN reviews credit lines based on account usage and customer creditworthiness.
NISSIN’s unfunded credit lines on September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

	(in millions)

Unfounded credit lines	¥36,651	¥37,669	¥37,504

Unfounded credit lines without loans outstanding	28,137	29,552	29,042

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount unfounded credit line will not necessarily affect future cash flow of NISSIN.

Note 8.	The changes of the issued common stock at September 30, 2001, September 30, 2002 and March 31, 2002 are as follows:

	September 30,		March 31,

	2001	2002	2002

Exercise of stock options and warrants:

The amount of new issued common stock (shares)	390,000	—	428,000

Exercise price (Yen)	¥2,072	¥—	¥2,072

Common stock increased (in millions)	404	—	443

Total increase in paid-in capital (in millions)	404	—	443

Common stock issued by split:

Ratio of split	3-for-1	2-for-1	3-for-1

Amount of Common stock issued by split (shares)	21,818,676	33,156,014	21,818,676

JAPANESE GAAP
Non-consolidated Financial Statements

(Non-consolidated Interim Income Statements)

Note 1.	Main items of other operating income for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)

Other operating income:

Interest from securities	¥0	¥—	¥0

Dividends	17	15	30

Insurance dividend income	—	10	—

Interest income from loans to affiliates	—	15	6

Note 2.	Main items of other operating expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)

Other operating expenses:

Interest payments other than borrowings for loans receivable	¥16	¥—	¥16

Bonds issuance costs	281	—	282

Stock issuance costs	31	24	35

Penalty for cancellation of office rental agreement	—	20	—

Note 3.	Main items of special income for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)

Special income:

Gains on sale of property and equipment	¥18	¥9	¥43

Gains on sale of investment securities	—	106	17

JAPANESE GAAP
Non-consolidated Financial Statements

Note 4.	Main items of the special expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)

Extraordinary operating expenses:

Loss on sale of property and equipment	¥0	¥—	¥273

Loss on disposal of property and equipment	59	26	85

Loss on sale of investment securities	16	45	56

Impairment loss in investment securities	309	295	294

Note 5.	Main items of depreciation and amortization expenses for the six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended		Year Ended
	September 30,		March 31,

	2001	2002	2002

	(in millions)

Depreciation and amortization expenses:

Tangible fixed assets	¥63	¥51	¥122

Intangible fixed assets	0	3	0

JAPANESE GAAP
Non-consolidated Financial Statements

(Subsequent Events)

-1-	On July 22, 2002, the Board of Directors’ meeting approved to exchange the equity of Webcashing.com Co., Ltd., a wholly owned subsidiary of NISSIN, for equity of i-cf, Inc.

Purpose of the equity exchange:	Construction of the online finance-related portals; establishment of new business models for finance related activities by combining both parties’ experience.

Exchange Date:	November 1, 2002

Exchange ratio:	One share of Webcashing.com Co., Ltd. for 0.4127 share of i-cf, Inc.

Opponent Company:	i-cf, Inc.

Chief Executive Officer:	Yoshikuni Kato

Address:	11-5, 1 Chome Nishishinbashi, Minatoku, Tokyo.

Common Stock:	¥1,074 million

Business:	Internet Web Consulting service, Business E-Market Place

After exchange:	Webcashing.com Co., Ltd. becomes wholly owned subsidiary of i-cf, Inc. i-cf, Inc. becomes an affiliate of NISSIN under the equity method

-2-	NISSIN issued 5th domestic unsecured bonds upon approval by the Board of Directors on September 24, 2002.

Total amount of issue:	¥5 billion

Issue price:	At par

Interest rate:	2.35% per annum

Payment date:	November 1, 2002

Redemption date:	November 1, 2005

Use of proceeds:	Funds for loans receivable

JAPANESE GAAP
Non-consolidated Financial Statements

(6)	LEASE

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

-1-	Equivalent of acquisition costs, accumulated depreciation and book value:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Equipment:

Acquisition cost equivalent	¥2,376	¥2,191	¥1,701

Accumulated depreciation equivalent	(1,618)	(1,063)	(1,135)

Book value equivalent	758	1,127	565

Software:

Acquisition cost equivalent	1,208	1,771	1,782

Accumulated depreciation equivalent	(661)	(920)	(831)

Book value equivalent	546	851	950

Total:

Acquisition cost equivalent	3,585	3,963	3,483

Accumulated depreciation equivalent	(2,280)	(1,984)	(1,967)

Book value equivalent	¥1,304	¥1,979	¥1,516

-2-	The amount of outstanding future lease payments at September 30, 2001, September 30, 2002 and March 31, 2002:

	September 30,		March 31,

	2001	2002	2002

	(in millions)
Due within one year	¥668	¥683	¥664

Due after one year	686	1,323	892

Total	¥1,354	¥2,007	¥1,556

-3-	Present value equivalent of lease payment, amortization expense equivalent, interest expense equivalent for six months ended September 30, 2001, September 30, 2002 and the year ended March 31, 2002 are as follows:

	Six Months Ended September 30,		Year Ended March 31,

	2001	2002	2002

	(in millions)
Present value of lease payments	¥418	¥440	¥834

Amortization expense equivalent	387	412	775

Interest expense equivalent	25	22	47

-4-	The method to calculate amortization expense equivalent and interest expense equivalent of lease property are as follows:

JAPANESE GAAP
Non-consolidated Financial Statements

•	Amortization expense equivalent of lease property is calculated by the straight-line method. The amortization is over the period of the lease or the life of the property, whichever is shorter.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition price of the leased property, with the amount allocated to each accounting period using the interest method.

(7)	INVESTMENT SECURITIES

All investments in subsidiaries or affiliates were securities without market quotation at September 30, 2001 and March 31, 2002. An affiliate for which market quotation is available at September 30, 2002 is as follow:

	September 30, 2002

	Carrying Value	Market Value	Deference

	(in millions)
Investment in an affiliate	¥512	¥310	¥(202)

JAPANESE GAAP
Non-consolidated Financial Statements

Supplemental reference data:

The summary of Earnings Per Share (EPS) with retroactive adjustment for the five interim periods are as follows:

-1-	Before retroactive adjustment

Consolidated

	Six Months Ended September 30,

Per share data	1998	1999	2000	2001	2002

Interim EPS	¥—	¥—	¥216.94	¥59.19	¥38.86

Shareholders’ equity per share	—	—	3,389.59	1236.60	678.52

Interim dividends per share	—	—	35.00	12.50	6.50

	September 30,

	1998	1999	2000	2001	2002

Number of shares outstanding at end of period	—	—	10,789,161	33,117,603	64,710,002
Non-consolidated

	Six Months Ended September 30,

Per share data	1998	1999	2000	2001	2002

Interim EPS	¥142.23	¥212.58	¥223.28	¥62.87	¥36.82

Shareholders’ equity per share	2,548.00	2,969.46	3,396.17	1,242.58	680.16

Interim dividends per share	25.00	25.00	35.00	12.50	6.50

	September 30,

	1998	1999	2000	2001	2002

Number of shares outstanding at end of period	10,621,046	10,753,317	10,789,161	33,117,603	64,710,002

JAPANESE GAAP
Non-consolidated Financial Statements

-2-	After retroactive adjustment

Consolidated

	Six Months Ended September 30,

Per share data	1998	1999	2000	2001	2002

Interim EPS	—	—	¥36.16	¥29.74	¥38.86

Shareholders’ equity per share	—	—	564.96	618.44	678.52

Interim dividends per share	—	—	5.83	6.25	6.50

	September 30,

	1998	1999	2000	2001	2002

Number of shares outstanding at end of period	—	—	64,732,242	66,235,206	64,710,002
Non-consolidated

	Six Months Ended September 30,

Per share data	1998	1999	2000	2001	2002

Interim EPS	¥23.71	¥35.43	¥37.21	¥31.43	¥36.82

Shareholders’ equity per share	424.67	494.87	566.01	621.29	680.16

Interim dividends per share	4.17	4.17	5.83	6.25	6.50

	September 30,

	1998	1999	2000	2001	2002

Number of shares outstanding at end of period	63,726,156	64,516,782	64,732,242	66,235,206	64,710,002

Note:	a.	On May 21, 2001, NISSIN completed a three-for-one stock split.
	b.	On May 21, 2002, NISSIN completed a two-for-one stock split.
	c.	Interim EPS is calculated as the splits are all occurred at the beginning of period.
	d.	In compliance with the AS No.2, “Financial Accounting about Net Income Per Share”, issued on September 25, 2002, the per share data is adjusted retroactively.